Exhibit 4.1(a)

FIRST SUPPLEMENTAL SENIOR INDENTURE

AMONG

DEUTSCHE BANK AKTIENGESELLSCHAFT

Issuer

AND

LAW DEBENTURE TRUST COMPANY OF NEW YORK

Trustee

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS,

Paying Agent, Issuing Agent and Registrar

Dated as of March 7, 2014

THIS FIRST SUPPLEMENTAL SENIOR INDENTURE, dated as of March 7, 2014 among DEUTSCHE BANK AKTIENGESELLSCHAFT (the “Issuer”), LAW DEBENTURE TRUST COMPANY OF NEW YORK, as trustee (the “Trustee”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent, Issuing Agent and Registrar.

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Senior Indenture dated as of November 22, 2006 (the “Indenture”);

WHEREAS, the Issuer established and

(i)	on April 17, 2008 issued its PowerShares DB Agriculture Double Short Exchange Traded Notes due April 1, 2038, PowerShares DB Agriculture Double Long Exchange Traded Notes due April 1, 2038, PowerShares DB Agriculture Short Exchange Traded Notes due April 1, 2038 and PowerShares DB Agriculture Long Exchange Traded Notes due April 1, 2038 (together, the “Agriculture ETNs”);

(ii)	on June 19, 2008 issued its PowerShares DB Base Metals Double Short Exchange Traded Notes due June 1, 2038, PowerShares DB Base Metals Double Long Exchange Traded Notes due June 1, 2038, PowerShares DB Base Metals Short Exchange Traded Notes due June 1, 2038 and PowerShares DB Base Metals Long Exchange Traded Notes due June 1, 2038 (together, the “Base Metal ETNs”); and

(iii)	on May 1, 2008 issued its PowerShares DB Commodity Double Short Exchange Traded Notes due April 1, 2038, PowerShares DB Commodity Double Long Exchange Traded Notes due April 1, 2038, PowerShares DB Commodity Short Exchange Traded Notes due April 1, 2038 and PowerShares DB Commodity Long Exchange Traded Notes due April 1, 2038 (together, the “Commodity ETNs”, and collectively with the Agriculture ETNs and the Base Metal ETNs, the “Notes”).

WHEREAS, Section 8.01 of the Indenture provides that, without the consent of the Holders of any Securities, the Issuer and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, making any provisions as the Issuer may deem necessary or desirable; provided that no such action shall adversely affect the interests of the Holders of the Securities or Coupons.

WHEREAS, the Issuer desires to modify certain provisions of the Notes to lower the minimum number of Notes a Holder must offer in order to effect a repurchase by the Issuer;

WHEREAS, the entry into this First Supplemental Senior Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this First Supplemental Senior Indenture a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE:

In consideration of the premises and the purchases of the Notes by the Holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE 1

Section 1.01. Amendment of the Notes. The terms of the Notes are hereby amended in the following respects:

(i)	The section entitled “Other Provisions—Payment upon Repurchase” is hereby amended by replacing the phrase “a minimum of 200,000 Securities and integral multiples of 50,000 Securities in excess thereof” in the first sentence with “a minimum of 5,000 Securities and integral multiples of 5,000 Securities in excess thereof”;

(ii)	The section entitled “Repurchase Procedures” is hereby amended by replacing (a) the phrase “at least 200,000 Securities (or an integral multiple of 50,000 Securities in excess thereof)” in the first sentence of the first paragraph with “at least 5,000 Securities (or an integral multiple of 5,000 Securities in excess thereof)” and (b) the phrase “at least 200,000 Securities or an integral multiple of 50,000 Securities in excess thereof” in the second paragraph with “at least 5,000 Securities or an integral multiple of 5,000 Securities in excess thereof”;

(iii)	The Form of Offer for Repurchase and the Broker’s Confirmation of Repurchase appended to each of the Notes are hereby amended by replacing the phrase “at least 200,000 ETNs or an integral multiple of 50,000 ETNs in excess thereof” with “at least 5,000 ETNs or an integral multiple of 5,000 ETNs in excess thereof.”

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.01. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this First Supplemental Senior Indenture.

Section 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03. Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04. Governing Law. This First Supplemental Senior Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 2.05. Counterparts. This First Supplemental Senior Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.06. Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Senior Indenture or the Notes.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Senior Indenture to be duly executed, all as of March 7, 2014.

DEUTSCHE BANK AKTIENGESELLSCHAFT

By:	/s/ Joseph Rice
	Name:	Joseph Rice
	Title:	Managing Director

By:	/s/ Joseph C. Kopec
	Name:	Joseph C. Kopec
	Title:	Managing Director & Associate General Counsel, Attorney-in-Fact

LAW DEBENTURE TRUST COMPANY OF NEW YORK, TRUSTEE

By:	/s/ James D. Heaney
	Name:	James D. Heaney
	Title:	Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent, Issuing Agent and Registrar

By:	/s/ Chris Niesz
	Name:	Chris Niesz
	Title:	Assistant Vice President

By:	/s/ Kathryn Fischer
	Name:	Kathryn Fischer
	Title:	Associate

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